Exhibit 10.1

EXECUTION COPY

SECOND LIEN CREDIT AGREEMENT

dated as of January 22, 2007,

among

TRUE TEMPER CORPORATION,

TRUE TEMPER SPORTS, INC.,
as Borrower

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,
as Administrative Agent

CREDIT SUISSE SECURITIES (USA) LLC,
as Sole Bookrunner and Sole Lead Arranger

i

Exhibits and Schedules

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Affiliate Subordination Agreement
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Guarantee and Collateral Agreement
Exhibit F	Form of Lender Addendum
Exhibit G	Form of Mortgage
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Note
Exhibit J	Form of Exemption Certificate
Exhibit K	Form of Intercreditor Agreement

Schedule 1.01(b)	Mortgaged Properties
Schedule 1.01(c)	Subsidiary Guarantor
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 3.18	Insurance

Schedule 3.19(a)	UCC Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20	Owned and Leased Real Property
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments

SECOND LIEN CREDIT AGREEMENT dated as of January 22, 2007, among TRUE TEMPER CORPORATION, a Delaware corporation ( “Holdings”), TRUE TEMPER SPORTS, INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” means this Second Lien Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” shall mean, for any day, (a) with respect to any Eurodollar Loan, 5.50% per annum and (b) with respect to any ABR Loan, 4.50% per annum.

“Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Asset Sale” shall mean the sale, lease, sale and leaseback, assignment (other than for security purposes), conveyance, transfer, issuance or other disposition (by way of merger, casualty, condemnation or otherwise) (any of the foregoing, a “Disposition”) by Holdings, the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries, including Equity Interests of any person that is not a Subsidiary (other than (i) inventory, obsolete or worn out assets, assets that are no longer useful, scrap and Permitted Investments, in each case Disposed of in the ordinary course of business, (ii) the sale or discount by the Borrower or any Subsidiary, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), (iii) the Disposition by any Subsidiary that is not a Loan Party of its assets that do not constitute Collateral in connection with a foreclosure by the applicable lenders with respect to any Indebtedness of such Subsidiary to the extent that such assets are collateral security for such Indebtedness, (iv) the licensing of intellectual property in the ordinary course of business, (v) the settlement, release or surrender of tort or other litigation claims, (vi) Dispositions between Subsidiaries that are not Subsidiary Guarantors, (vii) Permitted Acquisitions or other Investments by the Borrower or any Subsidiary that are expressly permitted by Section 6.04 and that do not involve a Disposition of any assets of Holdings, the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor and (viii) Permitted Asset Swaps); provided that any Disposition or series of related Dispositions described in clause (b) above (but not excluded in clauses (i) through (viii) above) having a value not in excess of $250,000 shall be deemed not to be an “Asset Sale” for purposes of this Agreement.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any person whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Benefit Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, with respect to any person, (a) the additions to property, plant and equipment and other capital expenditures of such person and its consolidated subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such person and its consolidated subsidiaries during such period, but excluding in each case any such expenditure made (i) in accordance with the terms of this Agreement to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) with the proceeds from the sale or other disposition or trade-in or exchange of assets to the extent utilized to purchase functionally equivalent assets, (iii) with the proceeds of a substantially contemporaneous equity contribution from Holdings (other than any Cure Securities) and (iv) consisting of the Proposed Domestic Acquisition.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Change in Control” shall mean (a) if at any time prior to a Qualified IPO, the Permitted Holders shall fail to own directly or indirectly, beneficially and of record, Equity Interests representing more than 50% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in Holdings; (b) if after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Holders shall own directly or indirectly, beneficially or of record, Equity Interests representing either (i) more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings or (ii) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings then held, directly or indirectly, beneficially and of record, by the Permitted Holders; (c) if a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; (d) if Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens expressly permitted by clauses (b), (d) and (s) of Section 6.02); or (e) if any change of control (or similar event, however denominated) shall occur under the Subordinated Note Documents.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean January 22, 2007.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make a Loan hereunder as set forth on the Lender Addendum delivered by such Lender or as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial aggregate amount of the Commitments is $45,000,000.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, including any increased expense or depreciation or amortization resulting from purchase accounting adjustments or the write-up of inventory in connection with acquisitions and amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iv) any noncash charges (other than the write-down of accounts receivable or inventory held for sale

(other than in connection with Permitted Acquisitions consummated after the Closing Date)) for such period, (v) any restructuring costs for such period that are incurred in connection with Permitted Acquisitions consummated after the Closing Date, (vi) any non-recurring or extraordinary fees, charges or other expenses for such period, (vii) bonus and retention payments, including earn-outs, stock appreciation rights, non-compete payments, phantom stock plans and similar payments, made or incurred in connection with Permitted Acquisitions consummated after the Closing Date and the financing thereof, (viii) management fees paid during such period, (ix) start-up and related costs associated with the Chinese operations not to exceed the lesser of $1,000,000 and the actual amount of such start-up and related costs in the fiscal years ending December 31, 2004 and December 31, 2005 (provided that to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (ix) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof), (x) if and when incurred, the amount of integration costs (not to exceed $3,000,000 in the aggregate) associated with the Proposed Domestic Acquisition incurred 12 months prior to or after the closing of that acquisition, (xi) for fiscal years 2006, 2007 and 2008, the amount of start-up and transition costs (not to exceed $1,500,000 in any single fiscal year or $3,000,000 in the aggregate for all such fiscal years) associated with the Borrower’s establishment and expansion of its foreign operations with respect to the Foreign Target, (xii) for fiscal years 2006, 2007 and 2008, the amount of transition and shut-down costs (including closure (in whole or in part) of facilities, relocation of assets, severance costs and related amounts) associated with the Borrower’s establishment and expansion of its foreign operations with respect to the Foreign Target, not to exceed $1,500,000 in any single fiscal year or $3,000,000 in the aggregate for all such fiscal years and (xiii) for purposes of determining compliance with the financial covenants in Sections 6.11, 6.12 and 6.13, the Cure Amount received by the Borrower for such period and permitted to be included in Consolidated EBITDA pursuant to (and subject to the provisions in) Section 7.01, and minus (b) without duplication, to the extent included in the statement of such Consolidated Net Income for such period, (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP; provided that for purposes of calculating Consolidated EBITDA (other than for purposes of the determination of Excess Cash Flow) for any period (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any person or line of business Disposed of by the Borrower or any Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by the Borrower and the Subsidiaries with respect to letters of credit and bankers’ acceptance financing), net of interest income, in each case determined on a consolidated basis in accordance with GAAP.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements (excluding (i) cash costs paid to unwind a Hedging Agreement existing on the Closing Date and (ii) interest expense attributable to up to $5,000,000 of outstanding Indebtedness incurred by the Foreign Target from a lender that is organized or doing business in a jurisdiction in which the Foreign Target is located or a province thereof).

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions (including a distribution in respect of intercompany Indebtedness) by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person (other than a Subsidiary) in which any other person (other than the Borrower or a Subsidiary or any director holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Subsidiary by such person during such period, and (d) any extraordinary gains or losses.

“Continuing Directors” shall mean, at any time of determination, any member of the board of directors of Holdings who (a) was a member of such board of directors on the Closing Date, (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, (c) prior to the consummation of a Qualified IPO, was nominated by the Sponsors pursuant to the Stockholders Agreement or (d) following the consummation of a Qualified IPO, was nominated for election or elected to such board of directors by the Sponsors at such time when the Permitted Holders are the beneficial owners, directly or indirectly, of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cure Amount” shall have the meaning assigned to such term in Section 7.01.

“Cure Right” shall have the meaning assigned to such term in Section 7.01.

“Cure Securities” shall mean equity securities of Holdings (the net proceeds of which are contributed to the common equity of the Borrower) having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six months after the

Maturity Date, and upon which all dividends or distributions shall be payable in additional shares of such security only, and which are not convertible or exchangeable into any other instrument (other than common equity of Holdings) and are not guaranteed or secured.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans (in each case under and as defined in the First Lien Credit Agreeement) and other revolving debt.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Discharge of First Lien Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Disposition” shall have the meaning assigned to such term in the definition of “Asset Sale” and the term “Dispose” shall have a correlative meaning.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated, formed or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Engagement Letter” shall mean the Engagement Letter dated as of December 13, 2006, between the Borrower and Credit Suisse Securities (USA) LLC.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, threatened Release, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any Permit under Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“Equity Issuance” shall mean any issuance or sale by Holdings or the Borrower of any Equity Interests of Holdings or the Borrower, as applicable, or the receipt by Holdings or the Borrower of any capital contribution, as applicable, except in each case for (a) in the case of the Borrower, any issuance or sale to, or any receipt of any capital contribution from, Holdings, (b) any issuance of directors’ qualifying shares, (c) sales or issuances of common stock of Holdings to management or employees of Holdings, the Borrower or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time in the ordinary course of business, (d) any issuance or sale by, or capital contribution in, Holdings or the Borrower in a transaction not constituting a public offering so long as the Net Cash Proceeds thereof are (i) on or before the date of receipt thereof, designated by Holdings or the Borrower, as the case may be, pursuant to a notice to the Administrative Agent (specifying the amount and designated use thereof) for use to fund a Permitted Acquisition in accordance with the terms hereof and (ii) within 30 days of the receipt thereof, applied to fund such Permitted Acquisition in accordance with the terms hereof; provided that in the case of any failure to satisfy the requirement in clause (ii) such Net Cash Proceeds shall be deemed to have been received for purposes of Section 2.13 when the 30-day period referred to therein expires and (e) Cure Securities.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Tax Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414 of the Tax Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Benefit Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Benefit Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Benefit Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Benefit Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Benefit Plan or Plans or to appoint a trustee to administer any Benefit Plan; (f) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Tax Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Tax Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Benefit Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year (calculated without giving effect to the last proviso set forth in the definition of Consolidated EBITDA) and (ii) the decrease, if any, in Current Assets minus Current Liabilities (other than for the Foreign Target) from the beginning to the end of such fiscal year over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Holdings and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense (including for Indebtedness incurred in connection with the Proposed Domestic Acquisition and the Proposed Foreign Acquisition) for such fiscal year payable in cash, (iii) the aggregate amount paid in cash in respect of Capital Expenditures (including in connection with the Proposed Domestic Acquisition and for the Proposed Foreign Acquisition) and Permitted Acquisitions in accordance with Sections 6.10 and 6.04, respectively, during such fiscal year (and including in such fiscal year, in the case of Capital Expenditures with respect to which the obligation to make payment has accrued in the last fiscal quarter of such fiscal year but such obligation is not payable in cash until the immediately following fiscal quarter, the amount to be paid in cash in such following fiscal quarter; provided that such amount, when paid in such following fiscal quarter, shall not be included in this clause (iii)), in each case, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13(b) of the First Lien Credit Agreement and under Section 2.13) made by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) the increase, if any, in Current Assets minus Current Liabilities (in each case, other than for the Foreign Target) from the beginning to the end of such fiscal year and (vi) the aggregate amount of Investments made by the Borrower and Subsidiaries in the Foreign Target.

“Excluded Foreign Subsidiaries” shall mean, at any time, any Foreign Subsidiary that is (or is treated as) for United States federal income tax purposes either (a) a corporation or (b) a pass-through entity owned directly or indirectly by another Foreign Subsidiary that is (or is treated as) a corporation.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income as a result of a present or former connection between such recipient and the jurisdiction imposing such tax (or any political subdivision thereof), other than any such connection arising solely from such recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).

“Exempted Assets Sales” means a Disposition of assets (whether real or personal, and whether tangible or intangible), within nine months (unless otherwise extended for no more than three months by the Administrative Agent in its sole discretion) following their acquisition by the Borrower or a Subsidiary in the Proposed Domestic Acquisition or the acquisition of the assets of, or Equity Interests of (resulting in a Subsidiary), a person in connection with the Proposed Foreign Acquisition (but in each case only as to assets actually acquired in the Proposed Domestic Acquisition or such an acquisition in connection with the Proposed Foreign Acquisition).

“Facility” shall mean the Commitments and the Loans made thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 27, 2006, as amended, supplemented, amended and restated or otherwise modified from time to time among Holdings, the Borrower, the lenders from time to time party thereto and

Credit Suisse, Cayman Islands Branch, as administrative agent, collateral agent, swingline lender and issuing bank.

“First Lien Loan Documents” means the “Loan Documents” under and as defined in the First Lien Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“First Lien Indebtedness” means Indebtedness arising under the First Lien Loan Documents.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Target” means, collectively, any direct or indirect Subsidiaries of the Borrower that are organized or existing under the laws of a foreign jurisdiction previously identified in writing to the Administrative Agent or a province thereof or a majority of the value (as determined in good faith by the Borrower) of whose properties or assets are located in such jurisdiction or a province thereof.

“Foreign Target Capital Expenditures” shall mean, for any period, (a) expenditures made with respect to the Foreign Target outside of the ordinary course of business (including the acquisition of the Equity Interests (resulting in a Subsidiary) of, all or substantially all of the assets of, a line of business of, or a business unit or division of, any person in connection with the Proposed Foreign Acquisition, and the acquisition of any other fixed or capital assets acquired outside of the ordinary course of business from any person in connection with the Proposed Foreign Acquisition) and (b) expenditures made in the ordinary course of business to restore, replace or rebuild property of the Foreign Target to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property.

“Funded Debt” shall mean as of the last day of any fiscal quarter, Total Debt at such time less the amount of cash and Permitted Investments of the Borrower and the Subsidiary Guarantors at such time in an aggregate amount not to exceed $7,500,000.

“Funded Senior Debt” shall mean, as of the last day of any fiscal quarter, Funded Debt at such date, excluding the Indebtedness represented by the Subordinated Notes.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of (a) the guarantor or (b) another person (including any bank under a letter of credit) to induce the creation of which the guarantor has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation, contingent or otherwise, of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) to otherwise assure or hold harmless the owner of such Indebtedness or other obligation against loss in respect thereof; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Second Lien Guarantee and Collateral Agreement in the form of Exhibit E, to be executed and delivered by Holdings, the Borrower and each Subsidiary Guarantor.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any petroleum (including crude oil or fraction thereof) or petroleum products or byproducts, or any pollutant, contaminant, chemical, compound, constituent, or hazardous, toxic or other substances, materials or wastes defined, or regulated as such by, or pursuant to, any Environmental Law, or requires removal, remediation or reporting under any Environmental Law, including asbestos, or asbestos containing material, radon or other radioactive material, polychlorinated biphenyls and urea formaldehyde insulation.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, fuel or other commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, however, that no phantom stock or similar plan providing for payments and on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any Subsidiary shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the preamble.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures,

notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets acquired by such person, (d) all obligations of such person in respect of the deferred purchase price of property or services (other than current trade accounts payable incurred in the ordinary course of business), (e) all obligations of such person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests in such person, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations or Synthetic Lease Obligations of such person, (i) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances.  The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in, or other relationship with, such other person, except to the extent the terms of such Indebtedness provide (including by a non-recourse nature) that such person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intellectual Property Security Agreement” shall mean all Intellectual Property Security Agreements to be executed and delivered by the Loan Parties, each substantially in the applicable form required by the Guarantee and Collateral Agreement.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of the date hereof, in substantially the form of Exhibit K, entered into by and among Holdings, the Borrower, the Collateral Agent and Credit Suisse, Cayman Islands Branch, as First Lien Collateral Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months thereafter if, at the time of the relevant Borrowing, an interest period of such duration is available to all Lenders participating therein), as the Borrower may elect; provided, however, that (a) if any Interest

Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Jineng” shall mean Jineng Composite Materials and Products (Guangzhou) Company Ltd., a Subsidiary organized under the laws of China.

“Lender Addendum” shall mean, with respect to any initial Lender, a Lender Addendum in the form of Exhibit F, or such other form as may be supplied by the Administrative Agent, to be executed and delivered by such Lender on the Closing Date.

“Lenders” shall mean (a) the persons that deliver a Lender Addendum (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.

“Leverage Ratio” shall mean, on the last day of any fiscal quarter, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement and the Security Documents.

“Loan Parties” shall mean Holdings, the Borrower and each Subsidiary (other than a Foreign Subsidiary) that is or becomes a party to a Loan Document.

“Loans” shall mean the term loans made by the Lenders pursuant to this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse condition or material adverse change in or materially affecting (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Holdings, the Borrower and the Subsidiaries, taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the material rights and remedies of the Arranger, the Administrative Agent, the Collateral Agent or the Secured Parties thereunder.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $6,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower for such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean June 30, 2011.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean, initially, each parcel of real property and the improvements thereto owned or leased by a Loan Party and specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or 5.10.

“Mortgages” shall mean the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations, if such Mortgaged Property is owned, in form reasonably satisfactory to the Collateral Agent or, if such Mortgaged Property is leased, in the form of Exhibit G, as the case may be, with such changes as shall be advisable under the law of the jurisdiction in which such Mortgage is to be recorded and as are reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate may have any liability.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s or investment banker’s fees or commissions, legal fees, transfer and similar taxes incurred by the Borrower and the Subsidiaries in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions and any tax sharing arrangements), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that, if (x) the Borrower shall deliver a certificate of a Financial Officer of the Borrower to the Administrative Agent within three Business Days of the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in assets of a kind then used or usable in the business of the Borrower and the Subsidiaries within 365 days of receipt of such proceeds and (y) no Event of Default shall have occurred and be continuing at the time of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further, however, that, if (A) such proceeds shall result from an Asset Sale or Recovery Event to the extent involving assets, rights or other property of a Subsidiary that is not a Loan Party, (B) the terms of any Indebtedness of such Subsidiary require that such proceeds be applied to repay such Indebtedness, (C) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent within three Business Days of the time of receipt thereof setting forth the Borrower’s intent to use such proceeds to repay such Indebtedness of such Subsidiary to the extent required thereby and, if such Indebtedness is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, within 365 days of receipt of such proceeds and (D) no Event of Default shall have occurred and be continuing at the time of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and reasonable and customary fees (including legal fees), commissions, underwriting discounts, costs and other expenses incurred by the Borrower and the Subsidiaries in connection therewith.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean the Pre-Closing UCC Diligence Certificate substantially in the form of Exhibit H or any other form approved by the Collateral Agent.

“Permits” shall mean any and all material franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any Requirement of Law.

“Permitted Acquisition” shall mean (a) the Proposed Domestic Acquisition and the acquisition of the assets of, or Equity Interests of (resulting in a Subsidiary), a person in connection with the Proposed Foreign Acquisition and (b) any other acquisition by the Borrower or any Subsidiary of all or substantially all the assets of a person or line of business of such person, or all of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be a going concern and shall be in a Permitted Business; (ii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) if the aggregate consideration paid in connection with such acquisition and any related acquisition (including any Indebtedness of the Acquired Entity that is assumed by the Borrower or any Subsidiary following such acquisition) is (x) $5,000,000 or more, then the Senior Leverage Ratio would be at least 0.25 to 1.0 less than the maximum Senior Leverage Ratio permitted under Section 6.12 at such time or (y) less than $5,000,000, then the Borrower would be in compliance with the covenant set forth in Section 6.12, in each case described in this clause (B) as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this definition occurring after such period) as if such transaction (and the occurrence or assumption of any Indebtedness in connection therewith) had occurred as of the first day of such period; and (C) in the case of other than the Proposed Foreign Acquisition, after giving effect to such acquisition, there must be at least $5,000,000 of unused and available Revolving Credit Commitments under and as defined in the First Lien Credit Agreement; and (iii) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Sections 5.09 and 5.10 and the Security Documents.

“Permitted Asset Swap” shall mean any transfer of properties or assets by the Borrower or any of the Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash or Permitted Investments) useful in the business of the Borrower or the Subsidiaries; provided that (a) the aggregate fair market value (as determined in good faith by the board of directors of the Borrower) of the property or assets being transferred by the Borrower or such Subsidiary is not greater than the aggregate fair market value (as determined in good faith by the board of directors of the Borrower) of the property or assets received by the Borrower or such Subsidiary in such transfer and (b) the aggregate fair market value (as determined in good faith by the board of directors of the Borrower) of all property or assets transferred by the Borrower or any of the Subsidiaries in such transfer, together with the aggregate fair market value of all other property or assets transferred in prior Permitted Asset Swaps in such fiscal year, shall not exceed $3,000,000 in any fiscal year.

“Permitted Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Subsidiaries on the date of this Agreement or any business that is similar, reasonably related, incidental or ancillary thereto or to the manufacture of sports equipment or metal or graphite products.

“Permitted Holders” shall mean the Sponsor and the Sponsor Related Parties.

“Permitted Holdings Indebtedness” shall mean Indebtedness of Holdings which (a) does not require the payment of cash interest, does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement), in each case, prior to the date that is six months after the Maturity Date, (b) is not secured by any assets of Holdings, the Borrower or any Subsidiary, (c) is not Guaranteed by the Borrower or any Subsidiary, (d) is not exchangeable or convertible into Indebtedness of Holdings (except other Permitted Holdings Indebtedness), the Borrower or any Subsidiary or any preferred stock or other Equity Interest (other than common equity of Holdings, provided that any such exchange or conversion, if effected, would not result in a Change in Control), (e) is subordinated to the Obligations to the same degree (or to a greater degree) as those obligations that are subject to the Subordinated Notes and (f) if at the time of such incurrence the Senior Leverage Ratio shall be greater than 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, the Net Cash Proceeds of which are contributed as common equity to the Borrower and used by the Borrower to permanently repay Term Loans under and as defined in the First Lien Credit Agreement, repay and permanently reduce commitments in respect of Revolving Loans under and as defined in the First Lien Credit Agreement or permanently repay Loans hereunder.

“Permitted Investments” shall mean:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)           investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)            other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace existing Indebtedness (“Refinanced Indebtedness”); provided that (a) the principal amount of such refinancing, refunding, extending, renewing or replacing Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding extending, renewing or replacing Indebtedness and (e) unless such refinancing, refunding, extending, renewing or replacing shall occur within 30 days of the final maturity of such Refinanced Indebtedness, such refinancing, refunding, extending, renewing or replacing Indebtedness contains covenants and events of default and is benefited by Guarantees, if any, which, taken as a whole, are determined in good faith by a Financial Officer of the Borrower to be no less favorable to the Borrower or the applicable Subsidiary and the Lenders in any material respect than the covenants and events of default or Guarantees, if any, in respect of such Refinanced Indebtedness; provided further, however, that any Indebtedness issued or incurred to refinance, refund, extend, renew or replace the Indebtedness of Jineng that is set forth in Schedule 6.01 or the Foreign Target shall not be subject to clause (b) or clause (e) above.

“person” shall mean any natural person, corporation, trust, business trust, joint venture, joint stock company, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is announced as being effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Proposed Domestic Acquisition” means the acquisition by the Borrower of Royal Precision, Inc., which acquisition was consummated prior to the Closing Date.

“Proposed Foreign Acquisition” means the Borrower’s establishment or expansion of a Permitted Business in a foreign jurisdiction previously identified in writing to the Administrative Agent or any province thereof, including by way of the acquisition of the assets of, or of the Equity Interests of (resulting in a Subsidiary), a Person located in such jurisdiction or a province thereof, or the making of Capital Expenditures therein.

“Qualified IPO” shall mean an underwritten initial public offering of common stock of (and by) Holdings pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, which initial public offering results in gross cash proceeds to Holdings of $50,000,000 or more.

“Real Property” shall mean all Mortgaged Property and all other real property owned or leased from time to time by Holdings, the Borrower and the Subsidiaries.

“Receivables Subsidiary” shall mean a Subsidiary which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the board of directors of the Borrower (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings, the Borrower or any of the other Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Securitization Transaction), (ii) is recourse to or obligates Holdings, the Borrower or any of the other Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Securitization Transaction or (iii) subjects any property or asset (including contract rights) of Holdings, the Borrower or any of the other Subsidiaries (other than accounts receivable and related assets provided in the definition of “Securitization Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Securitization Transaction, (b) with which none of Holdings, the Borrower or any of the other

Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Holdings, the Borrower or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Holdings, other than customary fees payable in connection with servicing accounts receivable and (c) with which none of Holdings, the Borrower or any of the other Subsidiaries has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results.  Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate of a Financial Officer of the Borrower certifying that such designation complied with the foregoing requirements.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of Holdings, the Borrower or any Subsidiary.

“Reference Date” shall mean March 15, 2004.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any other fund that invests in bank loans and is advised or managed by the same investment advisor or manager as such Lender or by an Affiliate of such investment advisor or manager.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, seepage, emission, leaking, pumping, injection, pouring, emptying, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration into, onto or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Loans and unused Commitments representing at least a majority of the sum of all Loans outstanding and unused Commitments at such time.

“Required Prepayment Percentage” shall mean (a) in the case of any Asset Sale or Recovery Event, 100%; (b) in the case of any Equity Issuance, if on the date of the applicable prepayment, to the extent that the Leverage Ratio, after giving effect to any repayment of Loans or loans under the First Lien Credit Agreement or cash collateralization of letters of credit under the First Lien Credit Agreement with the applicable Net Cash Proceeds, is greater than or equal to 4.00 to 1.00, 50%, and to the extent that the Leverage Ratio, after giving effect to any repayment of Loans or loans under the First Lien Credit Agreement or cash collateralization of letters of credit under the First Lien Credit Agreement with the applicable Net Cash Proceeds, is less than 4.00 to 1.00, 25%; (c) in the case of any issuance or other incurrence of Indebtedness, 100%; and (d) in the case of any Excess Cash Flow, if on the last day of the applicable fiscal year, to the extent that the Leverage Ratio, after giving effect to any repayment of Loans or loans under the First Lien Credit Agreement or cash collateralization of letters of credit under the First Lien Credit Agreement with the applicable Net Cash Proceeds, is (i) greater than or equal to 4.00 to 1.00, 75%, (ii) less than 4.00 to 1.00 but greater than 3.00 to 1.00, 50%, (iii) less than or equal to 3.00 to 1.00 but greater than 2.00 to 1.00, 25% and (iv) less than or equal to 2.00 to 1.00, 0%.

“Requirement of Law” shall mean as to any person, the governing documents of such person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its Real Property or personal property or to which such person or any of its property of any nature is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securitization Transactions” shall mean, with respect to any person, any transfer by such person of accounts receivable or interests therein (a) to a trust, partnership, corporation or other entity that is a Receivables Subsidiary, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of

Indebtedness or securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests, or (b) directly to one or more investors or other purchasers.  The amount of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or securities referred to in the preceding sentence or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable transferred pursuant to such Securitization Transaction net of any accounts receivable that have been written off as uncollectible.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Mortgages, the Intellectual Property Security Agreements and each of the other security agreements, pledges, mortgages, consents and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or 5.10.

“Senior Leverage Ratio” shall mean, on the last day of any fiscal quarter, the ratio of (a) Funded Senior Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on and prior to such date, taken as one accounting period.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Sponsor” shall mean, collectively, Gilbert Global Equity Partners, L.P., Gilbert Global Equity Partners (Bermuda), L.P. and GGEP/SK Equity Partners, LLC.

“Sponsor Related Parties” shall mean (a) any (i) controlling stockholder, partner or member, (ii) majority-owned (or more) subsidiary or (iii) spouse or immediate family member (in the case of an individual), in each case, of the Sponsor or (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or persons beneficially holding (directly or through one or more subsidiaries) a greater than 50% controlling interest of which consist of the Sponsor and/or such persons referred to in the immediately preceding clause (a).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders Agreement” shall mean the Stockholders Agreement dated as of the Reference Date among Holdings and its stockholders party thereto.

“Subordinated Note Documents” shall mean the indenture under which the Subordinated Notes are issued and all other instruments, agreements and other documents evidencing or governing the Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Subordinated Notes” shall mean the Borrower’s 8-3/8% Senior Subordinated Notes due 2011, in an aggregate principal amount of $125,000,000, including any notes issued by the Borrower in full exchange for, and as contemplated by, the Subordinated Notes with substantially identical terms as the Subordinated Notes.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean, initially, each Subsidiary specified on Schedule 1.01(c) and, at any time thereafter, shall include each other Subsidiary that is not an Excluded Foreign Subsidiary or a Receivables Subsidiary.

“Synthetic Lease Obligations” shall mean all monetary obligations of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease (which is not a true operating lease) or (b) an agreement for the use or possession of any property (whether real, personal or mixed) creating obligations which do not appear on the balance sheet of such person, but which, upon the insolvency or bankruptcy of such person, would be characterized as Indebtedness of such person (without regard to accounting treatment).

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Tax Sharing Agreement” shall mean the tax sharing agreement dated as of the Reference Date among Holdings, the Borrower and the Subsidiaries party thereto.

“Total Debt” shall mean, as of the last day of any fiscal quarter, the aggregate amount of Indebtedness of the Borrower and the Subsidiaries outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the borrowings hereunder and the use of proceeds thereof, (c) the granting of Liens pursuant to the Security Documents, (d) the payment of fees and expenses incurred in connection with the foregoing and (e) any other transactions related to or entered into in connection with any of the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person; a “wholly owned Subsidiary” shall mean any wholly owned subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.      Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including”, and words of similar import, shall not be limiting and shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any definition of, or reference to, any Loan Document, including this Agreement, or any other agreement, instrument or document in this Agreement shall mean such Loan Document or other agreement, instrument or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such covenant to preserve the original intent thereof in light of such change; provided that until so amended the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03.      Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.04.      Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (a) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (b) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent.

ARTICLE II

THE CREDITS

SECTION 2.01.      Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment.  Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.      Loans.  (a)  Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Loan required to be made by it shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $2,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b)           Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)           Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing or (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03.      Borrowing Procedure.  In order to request a Borrowing, the Borrower shall notify the Administrative Agent by telephone (promptly confirmed by fax) or shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m. (noon), New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 p.m.  (noon), New York City time, one Business Day before a proposed Borrowing.  Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information:  (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed

(which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given in accordance with this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.      Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of the sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans made to the Borrower in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it hereunder be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and, if requested by such Lender, its registered assigns, in the form of Exhibit I, or any other form reasonably acceptable to the Administrative Agent.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.      Fees.  (a)  The Borrower agrees to pay to the Administrative Agent, for its own account, the fees in the amounts and at the times from time to time agreed to in writing by the Borrower (or any Affiliate) and the Administrative Agent, including pursuant to the Engagement Letter.

(b)           All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.06.      Interest on Loans.  (a)  Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times, in each case calculated from and including the date of such ABR Borrowing to but excluding the date of repayment) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b)           Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c)           Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.      Default Interest.  If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder or under any other Loan Document, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00%.

SECTION 2.08.      Alternate Rate of Interest.  In the event, and on each occasion, that prior to the commencement of any Interest Period for a Eurodollar Borrowing (a) the Administrative Agent shall have determined that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period or (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the

Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and (ii) any Interest Period election that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.      Termination and Reduction of Commitments.  (a)  Unless previously terminated in accordance with the terms hereof, the Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date.

(b)           Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $2,000,000.

(c)           Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.      Conversion and Continuation of Borrowings.  The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 p.m. (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of the Borrower into an ABR Borrowing, (b) not later than 12:00 p.m. (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of the Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing of the Borrower as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 p.m. (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of the Borrower to another permissible Interest Period, subject in each case to the following:

(i)            each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)           if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)          each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)          if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
(v)           no Borrowing may be converted into or continued as a Eurodollar Borrowing less than one month prior to the Maturity Date and no Interest Period may be selected for a Eurodollar Borrowing that would end after the Maturity Date;
(vi)          any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
(vii)         upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted or continued into an ABR Borrowing.

SECTION 2.11.      [Intentionally Omitted].

SECTION 2.12.      Prepayment.  (a)  Subject to any restrictions with respect thereto set forth in the First Lien Credit Agreement or the Intercreditor Agreement, the Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 p.m. (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $500,000.

(b)           [Intentionally Omitted].

(c)           Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.  All prepayments under this Section 2.12 shall be subject to Section 2.16, but otherwise without premium or penalty (except as provided in Section 2.22).  All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.      Mandatory Prepayments.  (a)  [Intentionally Omitted].

(b)           Not later than the sixth Business Day following the completion of any Asset Sale or the occurrence of any Recovery Event (subject in each case to all applicable reinvestment and repayment rights to the extent set forth in the definition of “Net Cash Proceeds”), the Borrower shall, to the extent it is not required to apply such Net Cash Proceeds to prepay or cash collateralize obligations under the First Lien Credit Agreement, apply the Required Prepayment Percentage of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(f) and (g).

(c)           In the event and on each occasion that an Equity Issuance occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the sixth Business Day next following) the occurrence of such Equity Issuance, to the extent it is not required to apply such Net Cash Proceeds to prepay or cash collateralize obligations under the First Lien Credit Agreement, apply the Required Prepayment Percentage of the Net Cash Proceeds therefrom to prepay outstanding Loans in accordance with Section 2.13(f) and (g).

(d)           In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other incurrence of Indebtedness of any Loan Party or any subsidiary of a Loan Party (other than Indebtedness permitted pursuant to Section 6.01 (other than pursuant to clause (A) of the proviso in Section 6.01(h) or Section 6.01(k))), the Borrower shall, substantially simultaneously with (and in any event not later than the sixth Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, to the extent it is not required to apply such Net Cash Proceeds to prepay or cash collateralize obligations under the First Lien Credit Agreement, apply an amount equal to the Required Prepayment Percentage of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(f) and (g).

(e)           No later than the earlier of (x) 95 days after the end of each fiscal year of the Borrower and (y) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall, to the extent it is not required to apply such Excess Cash Flow to prepay or cash collateralize obligations under the First Lien Credit Agreement, prepay outstanding Loans in accordance with Section 2.13(f) and (g), in an aggregate principal amount equal to the Required Prepayment Percentage of Excess Cash Flow for the fiscal year then ended.

(f)            Mandatory prepayments of outstanding Loans under this Agreement shall be applied to prepay outstanding Loans (and the corresponding accrued and unpaid interest on the principal amount of Loans so prepaid), subject to the provisions in this paragraph below and in paragraph (g) below.  Notwithstanding anything to the contrary, any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.13, to decline all of any prepayment of its Loans pursuant to clauses (b), (c), (d) or (e) of this Section 2.13, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans but was so declined shall be re-offered to those Lenders under this Agreement who have initially accepted such prepayment (such re-offer to be made to each Lender based on the percentage which such Lender’s Loans represents of the aggregate Loans of all such Lenders who have initially accepted such prepayment).  In the event of such a re-offer, the relevant Lenders may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, to decline all of the amount of such prepayment that is re-offered to them, in which case the aggregate amount of the prepayment that would have been applied to prepay such Loans pursuant to such re-offer but was so declined shall be retained by the Borrower to be used for any other purpose not prohibited by this Agreement.

(g)           In applying mandatory prepayments of Loans in accordance with paragraph (f) above, such mandatory prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are ABR Loans or Eurodollar Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment pursuant to paragraph (f) above, then with respect to such mandatory prepayment, the amount of such mandatory prepayment to be applied to Loans shall be applied first to Loans that are ABR Loans to the full extent thereof before application to Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

(h)           The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount and date of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings pursuant to this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(i)            Notwithstanding anything in this Section 2.13 to the contrary, until the Discharge of First Lien Obligations solely in respect of the Term Loan Facility (under and as defined in the First Lien Credit Agreement) shall have occurred, no mandatory prepayments of outstanding Loans that would otherwise be required under this Section 2.13 shall be required to be made except with respect to the portion (if any) of the proceeds of the event giving rise to such mandatory prepayments as shall not be required to prepay the Term Loans under and as defined in the First Lien Credit Agreement as a result of an amendment, waiver or other modification with respect to the provisions of Section 2.13 of the First Lien Credit Agreement in accordance with the provisions of the First Lien Credit Agreement.

SECTION 2.14.      Reserve Requirements; Change in Circumstances.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Administrative Agent (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or
(ii)           impose on any Lender or the Administrative Agent or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender,

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or the Administrative Agent to be material, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender or the Administrative Agent shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Administrative Agent’s capital or on the capital of such Lender’s or the Administrative Agent’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Administrative Agent’s policies and the policies of such Lender’s or the Administrative Agent’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Administrative Agent to be material, then from time to time the Borrower shall pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent or such Lender’s or the Administrative Agent’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount or amounts shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)           Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or the Administrative Agent under paragraph (a) or (b) above for increased costs or reductions with respect to any period prior to the date that is 270 days prior to such request if such Lender or the Administrative Agent knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 270-day period.  The protection of this Section shall be available to each Lender and the Administrative Agent regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15.      Change in Legality.  (a)  Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to maintain any Loan as a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)            such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period shall, as to such Lender only, be deemed a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be, unless such declaration shall be subsequently withdrawn; and
(ii)           such Lender may require that all outstanding Eurodollar Loans maintained by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans resulting from the conversion of such Eurodollar Loans.  Any such conversion of a Eurodollar Loan under (i) above shall be subject to Section 2.16.

(b)           For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16.      Indemnity.  The Borrower shall indemnify each Lender against any loss (other than (x) any loss of margin over funding cost or (y) anticipated profit) or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor or

(iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17.      Pro Rata Treatment.  Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18.      Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19.      Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  All payments hereunder and under each other Loan Document shall be made in dollars.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(b)           Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.20.      Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after all required deductions or withholding (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such other Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such other Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law.  In addition, the Borrower or any other Loan Party hereunder shall pay (or cause to be paid) any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)           The Borrower shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, or any of their respective Affiliates, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if the Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which an increase in the amount of such payment is made or for which indemnification has been demanded pursuant to this Section 2.20, such Lender or the Administrative Agent, as applicable, shall reasonably cooperate with the Borrower in challenging such Indemnified Taxes or Other Taxes at the Borrower’s expense if so requested by the Borrower in writing to the extent that such cooperation is not, in the Lender’s or the Administrative Agent’s reasonable discretion, unduly burdensome or disadvantageous.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes pursuant to Section 2.20(a), and in any event within 30 days of any such payment being due, the Borrower shall deliver (or cause to be delivered) to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent) such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or delivery would not materially prejudice the legal position of such Lender.  In addition, each Foreign Lender shall (i) furnish on or before it becomes a party to the Agreement either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S.  Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) provide a new Form W8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit J together with a Form W8BEN.  Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(e)           Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(f)            Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.20 shall survive the payment in full of all amounts due hereunder.

(g)           In the event that any Lender or the Administrative Agent receives a refund in respect of Indemnified Taxes or Other Taxes as to which it has been paid additional amounts by the Borrower pursuant to clause (a) of this Section or indemnified by the Borrower pursuant to clause (b) of this Section and such Lender or the Administrative Agent, as applicable, reasonably determines that such refund is attributable to such additional amounts or indemnification, then such Lender or the Administrative Agent, as applicable, shall promptly notify the Administrative Agent and the Borrower and shall within 30 Business Days after the refund is actually received remit to the Borrower an amount as such Lender or the Administrative Agent, as applicable, determines to be the proportion of the refunded amount as will leave such Lender or the Administrative Agent, as applicable, after such remittance, in no better or worse position than it would have been if the Indemnified Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made.  Nothing in this Section 2.20(g) shall oblige any Lender or the Administrative Agent to disclose to the Borrower or any other person any information regarding its tax affairs or tax computations or interfere with the right of any Lender or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender or the Administrative Agent shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

SECTION 2.21.      Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.  (a)  In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender does not consent to a proposed amendment, modification or waiver of this Agreement requested by the Borrower which requires the consent of all of the Lenders or all of the Lenders to become effective (and which is approved by at least the Required Lenders), the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) solely with respect to replacements of Lenders pursuant to clauses (i), (ii) or (iii) of this Section, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14, Section 2.16 and, solely with respect to the replacement of Lenders pursuant to clause (iv) of this Section, Section 2.22); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance.

(b)           If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22.      Prepayment Premium.  (a)  In the event that (i) the Loans are prepaid in whole or in part pursuant to Section 2.12(a) on or prior to the second anniversary of the Closing Date or (ii) the Loans of a Lender are prepaid on or prior to the second anniversary of the Closing Date as a result of the mandatory assignment of such Loans in the circumstances described in Section 2.21(a)(iv), the Borrower shall pay to the applicable Lenders a prepayment premium of 2% on the principal amount so prepaid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower jointly and severally represents and warrants to the Arranger, the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01.      Organization; Powers.  Holdings, the Borrower and each of the Subsidiaries (a) is duly organized or formed, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority to own and operate its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement, each of the other Loan Documents to which it is or will be a party and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party, including, in the case of the Borrower, to borrow hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, to Guarantee the Obligations as contemplated by the Guarantee and Collateral Agreement.

SECTION 3.02.      Authorization; No Conflicts.  The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company and, if required, stockholder, partner or member action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any Subsidiary, (B) any order of any Governmental Authority or arbitrator or (C) any provision of any indenture, material agreement or other material instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than Liens created under the Security Documents and under the First Lien Loan Documents).

SECTION 3.03.      Enforceability.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.04.      Governmental Approvals.  No action, consent or approval of, registration or filing with, Permit from, notice to, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages, (c) such as have been made or obtained and are in full force and effect and (d) such the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.05.      Financial Statements.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2005 audited by and accompanied by the opinion of KPMG LLP, independent public accountants.  Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods.

Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof.  Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

(b)           [RESERVED]

SECTION 3.06.      No Material Adverse Change.  No event, change or condition has occurred since December 31, 2005 that has caused, or could reasonably be expected to cause, a Material Adverse Effect, other than any event, change or condition that has been specifically disclosed in the Borrower’s public filings with the Securities and Exchange Commission after such date and on or prior to November 15, 2006.

SECTION 3.07.      Title to Properties; Possession Under Leases.  (a)  Each of Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including material Real Property), except for (i) defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, (ii) Liens expressly permitted by Section 6.02 and (iii) leasehold interests that terminate in the ordinary course of business in accordance with their terms and not on account of a tenant default.  Each material parcel of Real Property is free from material structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.

(b)           Each of Holdings, the Borrower and the Subsidiaries, and, to the knowledge of the Borrower, each other party thereto, has complied with all obligations under all leases to which it is a party and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms, except, in each case, for such noncompliance or such failures to be in full force and effect that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  Each of Holdings, the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.  The Borrower has delivered to the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of Real Property existing as of the Closing Date the Borrower has promptly after execution delivered to the Administrative Agent true, complete and correct copies of all leases (whether as landlord or tenant) of Mortgaged Properties executed at any time after the Closing Date.

(c)           The Borrower has obtained all material Permits, licenses, variances and certificates (including certificates of occupancy) required by applicable law to be obtained and necessary to the use and operation of each parcel of Real Property, except where the failure to have such Permit, license, certificate or variance could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.08.      Subsidiaries.  Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, including each Subsidiary’s exact legal name (as reflected in such Subsidiary’s certificate or articles of incorporation or other constitutive documents) and jurisdiction of incorporation or formation and the percentage ownership interest of Holdings or the Borrower

(direct or indirect) therein, and identifies each Subsidiary that is Loan Party.  The shares of capital stock or other Equity Interests so indicated on Schedule 3.08 are (where applicable) fully paid and non-assessable and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens expressly permitted by clauses (b), (d) or (s) of Section 6.02).

SECTION 3.09.      Litigation; Compliance with Laws.  (a)  There are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings, the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) except as set forth on Schedule 3.09, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)           Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)           None of Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where, in each case in this paragraph (c), such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.      Agreements.  None of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any agreement or instrument, or subject to any corporate restriction, that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.      Federal Reserve Regulations.  (a)  None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           None of the transactions contemplated by this Agreement (including the making of the Loans and the use of the proceeds thereof, including any refinancing or retirement of Indebtedness with the proceeds thereof) will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 3.12.      Investment Company Act.  None of Holdings, the Borrower or any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13.      Use of Proceeds.  The Borrower will use the proceeds of the Loans first to repay $24,685.803.78 of Term Loans under as and as defined in the First Lien Credit Agreement and to pay accrued and unpaid interest thereon.  Any remaining proceeds of the Loans shall be used solely (a) to finance the Proposed Foreign Acquisition, (b) for general corporate purposes relating to new product launches and strategic business initiatives of the Borrower and (c) to pay fees and expenses related thereto and to the Loan Documents.

SECTION 3.14.      Tax Returns.  Each of Holdings, the Borrower and each of the Subsidiaries has timely filed or timely caused to be filed all Federal, state, material local and foreign tax returns or materials required to have been filed by it and all such tax returns are correct and complete in all material respects.  Each of Holdings, the Borrower and each of the Subsidiaries has timely paid or timely caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.  Each of Holdings, the Borrower and each of the Subsidiaries has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  None of the Holdings, the Borrower or any of the Subsidiaries intends to treat the Loans or any of the transactions contemplated by any Loan Document as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

SECTION 3.15.      No Material Misstatements.  Each of Holdings and the Borrower has disclosed to the Arranger, the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of any factual information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings, the Borrower or any Subsidiary to the Arranger, the Administrative Agent or any Lender for use in connection with the transactions contemplated by the Loan Documents or in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain (in each case as of the date of its delivery to the Arranger, the Administrative Agent or any Lender) any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized assumptions believed by management of Holdings and the Borrower to be reasonable at the time made in the preparation of such information, report, financial statement, exhibit or schedule (it being understood by the Lenders and the Agents that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein).

SECTION 3.16.      Employee Benefit Plans.  Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.  The present value of all benefit liabilities under each Benefit Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of December 31, 2005, exceed by more than $4,600,000 the fair market value of the assets of such Benefit Plan, and the present value of all benefit liabilities of all underfunded Benefit Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of December 31, 2005, exceed by more than $4,600,000 the fair market value of the assets of all such underfunded Benefit Plans.

SECTION 3.17.      Environmental Matters.  Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries:

(a)           has failed to comply with any Environmental Law or to take, in a timely manner, all actions necessary to obtain, maintain, renew and comply with any Environmental Permit, and all such Environmental Permits are in full force and effect and not subject to any administrative or judicial appeal;
(b)           has become a party to any governmental, administrative or judicial proceeding or possesses knowledge of any such proceeding that has been threatened under Environmental Law;
(c)           has received written notice of, become subject to, or is aware of any facts or circumstances that could form the basis for, any Environmental Liability other than those which have been fully and finally resolved and for which no obligations remain outstanding;
(d)           possesses knowledge that any Mortgaged Property (A) is subject to any Lien, restriction on ownership, occupancy, use or transferability imposed pursuant to Environmental Law or (B) contains or previously contained Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in any Environmental Liability;
(e)           possess knowledge that there has been a Release or threat of Release of Hazardous Materials at or from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by Holdings, the Borrower or any of the Subsidiaries) in violation of, or in amounts or in a manner that could give rise to liability under, any Environmental Law;
(f)            has generated, treated, stored, transported, or Released Hazardous Materials from the Mortgaged Properties (or from any facilities or other properties formerly owned, leased or operated by Holdings, the Borrower or any of the Subsidiaries)

in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law;
(g)           is aware of any facts, circumstances, conditions or occurrences in respect of any of the facilities and properties owned, leased or operated that could (A) form the basis of any action, suit, claim or other judicial or administrative proceeding relating to liability under or noncompliance with Environmental Law on the part of Holdings, the Borrower or any of the Subsidiaries or (B) interfere with or prevent continued compliance with Environmental Laws by Holdings, the Borrower or the Subsidiaries; or
(h)           has pursuant to any order, decree, judgment or agreement by which it is bound or has assumed the Environmental Liability for any Person.

SECTION 3.18.      Insurance.  Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Closing Date.  As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid.  Holdings, the Borrower and the Subsidiaries are insured by financially sound and reputable insurers and such insurance is in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in the Borrower’s reasonable judgment in accordance with normal and prudent industry practice.  None of Holdings, the Borrower or any of the Subsidiaries (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance, the cost of which improvements or expenditures could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.19.      Security Documents.  (a)  The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein in which a security interest can be created under Article 8 or 9 of the UCC and proceeds thereof and (i) in the case of the Pledged Collateral, upon the earlier of (A) when such Pledged Collateral is delivered to the First Lien Collateral Agent, as bailee for the Collateral Agent, pursuant to the Intercreditor Agreement and (B) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and (ii) in the case of all other Collateral described therein in which a security interest can be created under Article 8 or 9 of the UCC (other than Intellectual Property Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Secured Parties in such Collateral in which a security interest can be created under Article 8 or 9 of the UCC and proceeds thereof, as security for the Obligations, in each case prior and superior to the rights of any other person (except, in the case of all Collateral other than Pledged Collateral, with respect to Liens expressly permitted by Section 6.02 and, in the case of Pledged Collateral, with respect to any Liens expressly permitted by clauses (b), (d) or (s) of Section 6.02).

(b)           Each Intellectual Property Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and proceeds thereof.  When each Intellectual Property Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, respectively, together with financing statements in appropriate form filed in the offices specified in Schedule 3.19(a), such Intellectual Property Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral in which a security interest may be perfected by filing in the United States and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except with respect to Liens expressly permitted by Section 6.02) (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Closing Date).

(c)           Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(c), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such Mortgaged Property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other person (except with respect to Liens expressly permitted by Section 6.02).

SECTION 3.20.      Location of Real Property.  Schedule 3.20 lists completely and correctly as of the Closing Date all Real Property and the addresses thereof, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and lease expiration date.

SECTION 3.21.      Labor Matters.  As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened.  The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except for such failures that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.22.      Intellectual Property.  Each of Holdings, the Borrower and each of the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.23.      Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan (or other extension of credit hereunder) and after giving effect to the application of the proceeds of each Loan (or other extension of credit hereunder), subject, in the case of any guarantee of any Guarantor, to the terms of Section 2 of the Guarantee and Collateral Agreement, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.24.      Senior Debt.  The Obligations constitute “Senior Debt” under and as defined in the Subordinated Note Documents.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans are subject to the satisfaction of the following conditions:

(a)           The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).
(b)           The representations and warranties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of the making of such Loans with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.
(c)           At the time of and immediately after the making of such Loans, no Event of Default or Default shall have occurred and be continuing.
(d)           The Administrative Agent shall have received a favorable written opinion dated as of the Closing Date of Mayer, Brown, Rowe & Maw LLP, special counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent, and Holdings, the Borrower and the Subsidiaries hereby request such counsel to deliver such opinion.

(e)           The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party, in the case of the Borrower, the borrowings hereunder, in the case of each Loan Party, the granting of the Liens contemplated to be granted by it under the Security Documents and, in the case of each Subsidiary Guarantor, the Guaranteeing of the Obligations as contemplated by the Guarantee and Collateral Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Administrative Agent, the Arranger or the Lenders may reasonably request.
(f)            The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of this Article IV.
(g)           The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each of Holdings and the Borrower and each Subsidiary Guarantor, (iii) the Intellectual Property Security Agreements, executed and delivered by a duly authorized officer of each Loan Party a party thereto, (iv) if requested by any Lender pursuant to Section 2.04, a promissory note or notes conforming to the requirements of such Section and executed and delivered by a duly authorized officer of the Borrower and (v) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.
(h)           The Collateral Agent, for the ratable benefit of the Secured Parties, shall have been granted on the Closing Date first priority perfected Liens on the Collateral (subject to the Lien priorities set forth in the Intercreditor Agreement and subject, in the case of all Collateral other than Pledged Collateral, only to Liens expressly permitted by Section 6.02 and, in the case of Pledged Collateral, only to Liens expressly permitted by clauses (b), (d) or (s) of Section 6.02) and customary Guarantees from the Subsidiary Guarantors.  The Pledged Collateral shall have been duly and validly pledged under the

Guarantee and Collateral Agreement to the Collateral Agent, for the ratable benefit of the Secured Parties, and certificates representing such Pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the First Lien Collateral Agent, as bailee for the Collateral Agent, pursuant to the terms of the Intercreditor Agreement.
(i)            The Collateral Agent shall have received a duly executed Perfection Certificate dated on or prior to the Closing Date.  The Collateral Agent shall have received the results of a recent Lien and judgment search in each relevant jurisdiction with respect to Holdings, the Borrower and those of the Subsidiaries that shall be Subsidiary Guarantors or shall otherwise have assets that are included in the Collateral, and such search shall reveal no Liens on any of the assets of Holdings, the Borrower or any of such Subsidiaries except, in the case of Collateral other than Pledged Collateral, for Liens expressly permitted by Section 6.02 and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Collateral Agent.
(j)            The Intercreditor Agreement shall have been executed by the parties thereto.
(k)           The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(l)            After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit hereunder, (ii) the Subordinated Notes, (iii) the loans and other extensions of credit under the First Lien Credit Agreement and (iv) other Indebtedness permitted under Section 6.01.  On the Closing Date and immediately following the making of the Loans, the Borrower shall repay $24,685.803.78 of Term Loans under and as defined in the First Lien Credit Agreement, together with accrued and unpaid interest.
(m)          The Administrative Agent shall have received the financial statements described in Section 3.05.
(n)           The Administrative Agent shall have received projections of Holdings and its subsidiaries for the years 2007 through 2011, in form and substance satisfactory to the Administrative Agent.
(o)           The Administrative Agent shall have received a certificate from the chief financial officer of Holdings certifying that Holdings, the Borrower and each of the Subsidiary Guarantors, after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
(p)           All material governmental and third party consents and approvals with respect to the Transactions and the other transactions contemplated hereby to the extent required shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.
(q)           The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
(r)            The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by this Agreement, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.
(s)           The Amendment dated as of December 20, 2006 to the First Lien Credit Agreement shall have become effective in accordance with its terms.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.      Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b)           Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02.      Insurance.  Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions) as is customary with companies in the same or similar businesses operating in the same or similar locations, including liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; maintain such other insurance as may be required by law; and maintain such other insurance as otherwise required by the Security Documents.

SECTION 5.03.      Obligations and Taxes.  Pay its Material Indebtedness promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, could reasonably be expected to give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or the applicable Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no reasonable risk of forfeiture of such property.

SECTION 5.04.      Financial Statements, Reports, etc.  In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a)           within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           (i) concurrently with any delivery of financial statements under paragraph (a) above, a letter from the accounting firm opining on such statements (which letter may be limited to accounting matters or other items that independent certified public accountants are permitted to cover in such letters pursuant to their professional standards and customs and may disclaim responsibility for legal interpretations) stating whether, in connection with their audit examination, anything has come to their attention which would cause them to believe that there has been a violation of any of the provisions of Section 6.10 or 6.12 of this Agreement or, if any such a violation has occurred, specifying the nature thereof; provided that no such letter shall be required to the extent that (x) it is prohibited at such time by the then current recommendations of the American Institute of Certified Public Accountants or any other applicable accounting governing body or (y) such accounting firm has at such time a firm-wide policy prohibiting the delivery of such a letter and such firm does not at such time provide such letters in connection with any other credit agreements, (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer of the Borrower identifying the assets transferred to the Foreign Target during such fiscal year and setting forth the Borrower’s election pursuant to paragraph (b)(i)(II)(b)(i) of Section 6.05 and (iii) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (A) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above with respect to the fiscal year ending December 31, 2006 and each fiscal year thereafter, setting forth the Borrower’s calculation of Excess Cash Flow;
(d)           within 90 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such following fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
(e)           promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission;
(f)            promptly after the receipt thereof by Holdings, the Borrower or any of the Subsidiaries, a copy of any “management letter” (in final form) received by any such person from its certified public accountants and the management’s response thereto; and
(g)           promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any

Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

SECTION 5.05.      Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer obtains knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)           the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against Holdings, the Borrower or any Subsidiary that involves, in the Borrower’s good faith judgment, a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)           the occurrence of any ERISA Event described in clause (b) of the definition thereof or any other ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings, the Borrower and the Subsidiaries in an aggregate amount of $6,000,000 or greater; and
(d)           any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06.      Information Regarding Collateral.  (a)  Furnish to each of the Administrative Agent and the Collateral Agent (i) prompt written notice of any change (A) in any Loan Party’s corporate name, (B) in any Loan Party’s corporate structure or (C) in any Loan Party’s Federal Taxpayer Identification Number and (ii) on the date of delivery of financial statements and certificates required by Section 5.04(a), written notice of any change, if any, in the location of Collateral with a fair market value (as determined by the Borrower) in excess of $1,000,000.  Each of Holdings and the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or will have been made within 30 days of such change) under the UCC or otherwise and all other actions have been taken (or will have been taken within 30 days of such change) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Each of Holdings and the Borrower also agrees promptly to notify each of the Administrative Agent and the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b)           In the case of the Borrower, each year, unless otherwise agreed by the Administrative Agent to extend such time, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section I of the Perfection Certificate.

SECTION 5.07.      Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with

GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities.  Each of Holdings and the Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect (including with respect to environmental matters) the financial records and the properties of Holdings or the Borrower, as the case may be, or any of its subsidiaries at reasonable times (but, in the case of any Lenders, not more than one time each year for all Lenders and at such Lenders’ expense, unless an Event of Default is continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (acting through the Administrative Agent) to discuss the affairs, finances and condition of Holdings or the Borrower, as the case may be, or any of its subsidiaries with the officers thereof and independent accountants therefor; provided that the Borrower shall be given an opportunity to have a designated representative present at any discussions with such independent accountants if available at such time and shall be given at least five Business Days’ notice of such discussions.

SECTION 5.08.      Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 3.13.

SECTION 5.09.      Additional Collateral, etc.  (a)  Subject to the terms of the Intercreditor Agreement, with respect to any Collateral acquired after the Closing Date or, in the case of inventory or equipment, any material Collateral moved after the Closing Date by the Borrower or any other Loan Party (other than any Collateral described in paragraphs (b), (c) or (d) of this Section) as to which the Collateral Agent, for the benefit of the Secured Parties, does not as a result of such acquisition or move have a first priority perfected security interest (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by Section 6.02), promptly (and, in any event, within 20 days following the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents substantially similar to those that are delivered to the First Lien Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Collateral and (ii) promptly following the Administrative Agent’s or the Collateral Agent’s request, take all actions necessary or advisable to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by Section 6.02) in such Collateral, including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent.

(b)           Subject to the terms of the Intercreditor Agreement, with respect to any (x) fee interest in any Collateral consisting of material Real Property (as determined by Administrative Agent) and (y) lease of Collateral consisting of Real Property with an annual base rent in excess of $2,500,000 after the expiration of any rent abatement or free rent period, acquired or leased after the Closing Date by the Borrower or any other Loan Party and promptly (and, in any event, within 20 days following the date of such acquisition, in the case of clause (x)) (i) execute and deliver or, in the case of clause (y), use commercially reasonable efforts to execute and deliver, a first priority (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by Section 6.02) Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Security Documents, (ii) provide or, in the case of clause (y), use commercially reasonable efforts to provide, the Secured Parties with title and extended coverage insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), surveys, and if applicable, flood insurance, lease estoppel certificates or, in the event that the Administrative Agent has determined that a recorded memorandum of lease or an amendment of lease is necessary or appropriate in order to make any such leased Real Property mortgageable, evidence of such recordation or a copy of such fully executed and binding lease amendment, all as may be reasonably requested by the Administrative Agent, (iii) if requested by the First Lien Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to those legal opinions that are delivered to the First Lien Administrative Agent and (iv) deliver to the Administrative Agent a notice identifying, and upon the Administrative Agent’s request and subject to any contractual restrictions contained therein, provide a copy of, the consultant’s reports, environmental site assessments or other documents relied upon by the Borrower or any other Loan Party to determine that any such Real Property included in such Collateral does not contain Hazardous Materials of a form or type or in a quantity or location that could reasonably be expected to result in a material Environmental Liability.  Holdings or the Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent estoppel certificates from the landlord with respect to each leased Mortgaged Property, confirming the nonexistence of any default thereunder and certain other information with respect to such lease, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c)           Subject to the terms of the Intercreditor Agreement, with respect to any Subsidiary (other than an Excluded Foreign Subsidiary or a Receivables Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary at any time after the Closing Date) by the Borrower or any of the Subsidiaries, promptly (and, in any event, within 20 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the Guarantee and Collateral Agreement substantially similar to those that are delivered to the First Lien Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a valid, perfected first priority security interest (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by clauses (b), (d) or (s) of Section 6.02) in the Equity Interests in such new Subsidiary that are owned by the Borrower or any of the Subsidiaries, (ii) deliver to the First Lien Collateral Agent, as bailee for the Collateral Agent, pursuant to the Intercreditor Agreement, the certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement (and provide Guarantees of the Obligations) and the Intellectual Property Security Agreements and (B) to take such actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by Section 6.02) in the Collateral described in the Guarantee and Collateral Agreement and the Intellectual Property

Security Agreement with respect to such new Subsidiary, including the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Intellectual Property Security Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent and (iv) if requested by the First Lien Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to those legal opinions that are delivered to the First Lien Administrative Agent.

(d)           Subject to the terms of the Intercreditor Agreement, with respect to any Excluded Foreign Subsidiary created or acquired after the Closing Date directly by the Borrower or any of its Domestic Subsidiaries, promptly (and, in any event, within 60 days following such creation or the date of such acquisition) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement substantially similar to those that are delivered to the First Lien Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to the Lien priorities set forth in the Intercreditor Agreement and subject to Liens expressly permitted by clauses (b), (d) or (s) of Section 6.02) in the Equity Interests in such new Excluded Foreign Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Equity Interests in any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the First Lien Collateral Agent, as bailee for the Collateral Agent, pursuant to the Intercreditor Agreement, the certificates (if applicable) representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent or the Collateral Agent, desirable to perfect the security interest of the Collateral Agent thereon and (iii) if requested by the First Lien Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance substantially similar to those legal opinions that are delivered to the First Lien Administrative Agent.

(e)           Subject to the terms of the Intercreditor Agreement, prior to the Discharge of First Lien Obligations, the requirement of this Section 5.09 to deliver any Collateral to the Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the First Lien Collateral Agent, as bailee for the Collateral Agent pursuant to the Intercreditor Agreement.

SECTION 5.10.      Further Assurances.  From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all such actions (including filing UCC and other financing statements), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Holdings, the

Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, each of Holdings and the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from Holdings, the Borrower or any of the Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 5.11.      Post-Closing Obligations.  Use commercially reasonable efforts to complete the following items as promptly as practicable following the Closing Date and, in any event, within 60 days after the Closing Date, unless the Administrative Agent, in its sole discretion, agrees to an extension of such period: (a) deliver to the Administrative Agent (i) a Mortgage covering each of the Mortgaged Properties, executed and delivered by a duly authorized officer of each Loan Party thereto, (ii) an opinion of Baker Donelson Bearman Caldwell & Berkowitz, Mississippi real estate counsel for Holdings, the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, and (iii) such reports, documents and agreements (including title insurance, flood insurance and surveys) as the Administrative Agent shall reasonably request and that are customarily delivered in connection with security interests in real property and (b) deliver to the Administrative Agent (i) certificates representing no less than 65% of the voting Equity Interests in Jineng to be delivered to the First Lien Administrative Agent or the Administrative Agent, as applicable, in accordance with the Intercreditor Agreement, duly endorsed by the applicable Grantor (as defined in the Guarantee and Collateral Agreement) to the First Lien Administrative Agent or the Administrative Agent, as applicable, in accordance with the Intercreditor Agreement, together with an undated stock power or similar instrument of transfer covering such certificates duly executed in blank by the applicable Grantor (as defined in the Guarantee and Collateral Agreement) and (ii) an Acknowledgment and Consent executed and delivered by Jineng, substantially in the form of Exhibit A to the Guarantee and Collateral Agreement.

ARTICLE VI

NEGATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, neither Holdings nor the Borrower will, nor will it cause or permit any of the Subsidiaries to:

SECTION 6.01.      Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness existing on the Reference Date and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;

(b)           Indebtedness created hereunder and under the other Loan Documents;
(c)           unsecured intercompany Indebtedness of Holdings, the Borrower and the Subsidiaries to the extent permitted by Section 6.04(a) or Section 6.04(i) so long as such Indebtedness is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;
(d)           Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided that (i) such original Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed (x) if at the time of such incurrence the Senior Leverage Ratio shall be greater than 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, $6,000,000 or (y) if otherwise, $30,000,000, at any time outstanding;
(e)           Capital Lease Obligations and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not exceeding (x) if at the time of such incurrence the Senior Leverage Ratio shall be greater than 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, $6,000,000 or (y) if otherwise, $30,000,000, at any time outstanding;
(f)            Indebtedness of the Borrower under the Subordinated Notes and Indebtedness of the Subsidiary Guarantors under any Guarantees in respect of the Subordinated Notes and any Permitted Refinancing Indebtedness in respect of any such Indebtedness;
(g)           if at the time of such incurrence the Senior Leverage Ratio shall be less than or equal to 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, Indebtedness of any person that becomes a Subsidiary after the Closing Date hereof; provided that (i) such Indebtedness exists at the time such person becomes a Subsidiary and is not created in contemplation of or in connection with such person becoming a Subsidiary, (ii) immediately before and after such person becomes a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(g) shall not exceed $9,000,000 at any time outstanding;
(h)           if at the time of such incurrence the Senior Leverage Ratio shall be less than or equal to 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, unsecured Indebtedness of the Borrower or the Subsidiary Guarantors that is subordinated to the Obligations to the same degree (or to a greater degree) as the Subordinated Notes, in each case (i) that does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement) prior to the date that is six months after the Maturity Date and (ii) that is not exchangeable or convertible into Indebtedness of the Borrower or any Subsidiary (other than other Indebtedness permitted by this clause) or any preferred stock or other Equity Interest (other than common equity); provided that either (A) the Net Cash Proceeds thereof are used to refinance Term Loans (as defined in the First Lien Credit Agreement), refinance and permanently reduce commitments in respect of Revolving Loans (as defined in the First Lien Credit Agreement or refinance Loans hereunder or (B) the proceeds thereof are used to consummate a Permitted Acquisition or an Investment permitted pursuant to Section 6.04(k) (including financing the cash consideration payable in connection with a Permitted Acquisition or such an Investment or refinancing any Indebtedness of the Acquired Entity and the payment of related fees and expenses); provided, further, that the aggregate principal amount of Indebtedness permitted by clause (B) of this Section 6.01(h) shall not exceed $6,000,000 at any time outstanding;
(i)            Indebtedness under performance, surety, appeal or indemnity bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
(j)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is promptly covered by the Borrower or any Subsidiary;
(k)           Indebtedness of a Receivables Subsidiary in respect of Securitization Transactions solely to the extent the Net Cash Proceeds thereof are used to refinance

Term Loans (under and as defined in the First Lien Credit Agreement), refinance and permanently reduce commitments in respect of Revolving Loans (under and as defined in the First Lien Credit Agreement) or refinance Loans hereunder; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(k) shall not exceed $15,000,000 at any time outstanding;
(l)            Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount not exceeding (x) if at the time of such incurrence the Senior Leverage Ratio shall be greater than 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, $2,500,000 or (y) if otherwise, $15,000,000, at any time outstanding;
(m)          to the extent constituting Indebtedness of the Borrower or any Subsidiary, customary indemnification or deferred purchase price adjustments, including wholly contingent earn-outs or similar obligations, in each case incurred in connection with the acquisition of any business or assets, including Equity Interests, permitted to be acquired hereunder; provided that the maximum aggregate liability in respect of all such obligations permitted by this clause (m) shall not exceed 25% of the purchase price for such acquisitions;
(n)           Permitted Holdings Indebtedness;
(o)           other Indebtedness (including subordinated Indebtedness) of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding (x) if at the time of such incurrence the Senior Leverage Ratio shall be greater than 3.50 to 1.00 as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period which required a pro forma calculation to be made hereunder as if such transaction had occurred as of the first day of such period, $2,500,000 or (y) if otherwise, $25,000,000, at any time outstanding; provided that the aggregate principal amount of such Indebtedness permitted by this Section 6.01(o) that is incurred by a Loan Party that is secured shall not exceed $2,500,000 at any time outstanding; and
(p)           subject to the terms of the Intercreditor Agreement, Indebtedness in respect of the First Lien Credit Agreement in an aggregate principal amount of up to $133,000,000 at any time outstanding, less the amount of any principal payments made thereon after the Closing Date which are accompanied by a permanent reduction in the commitments thereunder, any Guarantees in respect of such Indebtedness, and any Permitted Refinancing Indebtedness in respect of such Indebtedness.

SECTION 6.02.      Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of the Borrower and the Subsidiaries existing on the Reference Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Reference Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;
(b)           any Lien created under the Loan Documents (including in respect of Hedging Agreements that are permitted by the terms of the Security Documents to be secured thereunder);
(c)           any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property;
(d)           Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
(e)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than 30 days or which are being contested in compliance with Section 5.03;
(f)            pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(g)           pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)           zoning restrictions, easements, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries or the ability of the Borrower or any of the Subsidiaries to utilize such property for its intended purpose;
(i)            purchase money security interests in Real Property, improvements thereto or other fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;
(j)            judgment Liens securing judgments not constituting an Event of Default under Article VII;
(k)           any interest or title of a lessor, sublessor or licensor under any lease (including a capital lease or synthetic lease) or license entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased or licensed, as the case may be, and including any Liens arising from precautionary UCC financing statements filed under any such lease;
(l)            Liens on cash deposits and other funds maintained with a depositary institution, in each case arising in the ordinary course of business by virtue of any statutory or common law provision relating to banker’s liens, including Section 4-210 of the UCC;
(m)          Liens of sellers of goods to the Borrower or any of the Subsidiaries arising under Section 2-502 of the UCC in the ordinary course of business; provided that such Liens apply only to the goods sold and secure only the unpaid purchase price for such goods and related expenses;
(n)           Liens in favor of customs and revenue authorities arising as a matter of law and securing payment of customs duties in connection with the importation of goods;
(o)           Liens arising from an agreement by the Borrower or any of the Subsidiaries to Dispose of any asset in accordance with the provisions hereof; provided that such Liens apply only to the assets to be Disposed of;
(p)           Liens in connection with Securitization Transactions permitted by Section 6.01(k) on the assets that are the subject of such Securitization Transactions; provided that such Liens apply only to assets in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable;
(q)           Liens on assets owned or leased by the Foreign Target securing not more than $15,000,000 of Indebtedness at any time outstanding;
(r)            Liens not otherwise permitted by this Section 6.02 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value of the assets subject thereto exceeds $2,500,000 at any one time; and
(s)           Liens on the Collateral securing obligations in respect of First Lien Indebtedness and Hedging Agreements permitted under the First Lien Loan Documents

(or, in each case, any Guarantees thereof), in each case permitted to be incurred hereunder, or any refinancing thereof permitted hereunder.

SECTION 6.03.      Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, respectively.

SECTION 6.04.      Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other person (all of the foregoing, “Investments”), except:

(a)           (i) Investments by Holdings, the Borrower and the Subsidiaries existing on the Reference Date in the Equity Interests of, or in the form of loans or advances to, the Borrower and the Subsidiaries and (ii) additional Investments by Holdings, the Borrower and the Subsidiaries in the Equity Interests of, or in the form of loans or advances to, the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitation referred to in Section 5.09(d) in the case of any Excluded Foreign Subsidiary), (B) in the case of clause (ii), the aggregate amount of additional Investments by Loan Parties in Subsidiaries that are not Subsidiary Guarantors (including the Foreign Target) shall not exceed $35,000,000 (unless otherwise reduced by the amount of Asset Sales to the Foreign Target pursuant to Section 6.05(b)(i)) at any time outstanding and (C) if such Investment shall be in the form of a loan or advance, such loan or advance shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and, if such loan or advance shall be made by a Loan Party, it shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement (provided that this clause (C) shall not apply to the loans and advances made and to be made to Jineng pursuant to the commitments existing on the Reference Date or to the Foreign Target);
(b)           Permitted Investments;
(c)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(d)           the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(e)           Permitted Acquisitions;
(f)            Investments existing on the Reference Date and set forth on Schedule 6.04;
(g)           extensions of trade credit in the ordinary course of business;
(h)           Investments made as a result of the receipt of non-cash consideration from a Disposition of any asset in compliance with Section 6.05;
(i)            intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 6.06 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.06 and (ii) shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;
(j)            Investments made by any person that becomes a Subsidiary after the Closing Date; provided that (i) such Investments exist at the time such person becomes a Subsidiary and are not made in contemplation of or in connection with such person becoming a Subsidiary and (ii) at the time such person becomes a Subsidiary no portion of such Investments may represent a commitment or other obligation to make or fund any additional Investment that has not been made on funded at such time; and
(k)           in addition to Investments permitted by paragraphs (a) through (j) above, additional Investments by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $19,500,000 in the aggregate.

SECTION 6.05.      Mergers, Consolidations, Sales of Assets and Acquisitions.  (a)  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, or Dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except for (i) the purchase and sale by the Borrower or any Subsidiary of inventory or the Disposition of obsolete or worn-out assets, assets that are no longer useful or scrap, in each case in the ordinary course of business, (ii) the sale or discount by the Borrower or any Subsidiary, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction), (iii) sales of accounts receivable or interests therein and other customary assets in Securitization Transactions permitted under Section 6.01(k), (iv) the Disposition by any Subsidiary that is not a Loan Party of its assets that do not constitute Collateral in connection with a foreclosure by the applicable lenders with respect to any Indebtedness of such Subsidiary to the extent that such assets are collateral security for such

Indebtedness, (v) the licensing of intellectual property in the ordinary course of business, (vi) the settlement, release or surrender of tort or other litigation claims and (vii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing, (x) the merger or consolidation of any wholly-owned Subsidiary into or with the Borrower in a transaction in which the Borrower is the surviving corporation, (y) the merger or consolidation of any Subsidiary into or with any other Subsidiary in a transaction in which the surviving entity is a Subsidiary (provided that (A) the Borrower shall own, directly or indirectly, beneficially and of record, Equity Interests representing a percentage of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interest in such surviving Subsidiary that is equal to or greater than the percentage of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests that were owned immediately prior to such merger or consolidation, directly or indirectly, beneficially and of record, by the Borrower in such other merged or consolidated Subsidiary, (B) if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party, (C) if any party to any such transaction is a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (D) if any person other than the Borrower or a wholly-owned Subsidiary receives any consideration in connection with such transaction, such transaction shall comply with the provisions of Section 6.04, if applicable) and (z) Permitted Acquisitions or other Investments by the Borrower or any Subsidiary that are expressly permitted by Section 6.04.

(b)           Engage in any Asset Sale otherwise permitted under paragraph (a) above unless

(i)            in the case of other than Exempted Asset Sales, (A) such Asset Sale is for consideration at least 75% of which is cash (and no portion of the remaining consideration shall be in the form of Indebtedness of the Borrower or any Subsidiary), (B) such consideration is at least equal to the fair market value of the assets being Disposed of and (C) the fair market value of all assets Disposed of pursuant to this paragraph (b)(i) shall not exceed

(I)            $3,000,000 in any fiscal year, and

(II)           (a) in the case of other than the Foreign Target, $10,000,000 in the aggregate and (b) in the case of the Foreign Target, in the aggregate, an amount equal to (i) at the Borrower’s election (as set forth in a certificate delivered to the Administrative Agent pursuant to Section 5.04(c)(ii)), either (x) the aggregate amount of Capital Expenditures permitted for the Foreign Target pursuant to Section 6.10(b) or (y) the amount of Investments made to the Foreign Target pursuant to Section 6.04(a) minus (ii) the fair market value (determined in good faith by the Borrower) of assets transferred to the Foreign Target; or

(ii)           such Asset Sale is a Permitted Asset Swap; or

(iii)          in the case of Exempted Asset Sales, the aggregate cash consideration and the value (determined in good faith by the Borrower) of the non-cash consideration received does not exceed $6,000,000.

SECTION 6.06.      Restricted Payments; Restrictive Agreements.  (a)  Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions, including in the form of additional Equity Interests, ratably to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may, or may pay dividends or make other distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees of Holdings, the Borrower or the Subsidiaries or make payments to employees of Holdings, the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees or make customary and reasonable salary and bonus and other benefits payments to officers, employees and consultants of Holdings or payments of customary fees and expenses of members of the board of directors of Holdings in an aggregate amount for this clause (ii) not to exceed $1,500,000 in any fiscal year (it being agreed that any such amount not utilized in any fiscal year may be carried forward and utilized in any subsequent fiscal year so long as the aggregate amount of such repurchases or payments pursuant to this clause (ii) shall not exceed $3,000,000 in any fiscal year), (iii) the Borrower may make Restricted Payments to Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 6.04(i) for such purpose, $1,000,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay the Tax liabilities of Holdings directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries pursuant to the Tax Sharing Agreement, as such agreement exists on the Closing Date and with such changes after the Closing Date as may be approved by the Administrative Agent; provided that all Restricted Payments made to Holdings pursuant to clause (iii) shall be used by Holdings for the purpose specified herein within 20 days of the receipt thereof, (iv) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may pay dividends or make other distributions to Holdings so that Holdings may pay those fees, costs and expenses that are expressly permitted by clause (c) of Section 6.07 and (v) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings, and Holdings may, in turn, make such Restricted Payments to its equity holders so long as (A) the Leverage Ratio would be 3.50 to 1.00 or less as of the most recently completed period ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) were required to be delivered or for which comparable financial statements have been filed with or furnished to the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period and (B) at the time of, after giving effect to, such transaction, there shall be at least $7,500,000 of unused and available Revolving Credit Commitments under and as defined in the First Lien Credit Agreement.

(b)           Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii)

the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary or its assets that are to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Subsidiary that is not a Loan Party by the terms of any Indebtedness of such Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by the Subordinated Note Documents as in effect on the Closing Date, (F) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (G) the foregoing shall not apply to restrictions and conditions imposed by the First Lien Loan Documents with respect to any First Lien Indebtedness (or any refinancing of such First Lien Indebtedness that is permitted hereunder).

SECTION 6.07.      Transactions with Affiliates.  Except for transactions by or among Loan Parties or transactions with the Foreign Target pursuant to Sections 6.01, 6.04, 6.05 and 6.10, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Holdings, the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.06, (c) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, fees may be paid to the Sponsor or any of its Affiliates in an aggregate amount not to exceed $1,875,000 in any fiscal year plus all reasonable out-of-pocket costs and expenses and indemnification amounts incurred by the Sponsor or any such Affiliate, in each case in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to Holdings, the Borrower and the Subsidiaries, (d) payments may be made under the Tax Sharing Agreement, as such agreement exists on the Closing Date and with such changes after the Closing Date as may be approved by the Administrative Agent, and (e) the Transactions may be consummated, including the making of any payments on the Closing Date in connection therewith.

SECTION 6.08.      Business of Holdings, the Borrower and Subsidiaries; Limitation on Hedging Agreements.  (a)  With respect to Holdings, engage in any business activities or have any assets or liabilities other than (i) its ownership of the Equity Interests in the Borrower, (ii) liabilities incidental thereto, including its liabilities pursuant to the Loan Documents or the First Lien Loan Documents with respect to any First Lien Indebtedness (or any refinancing of such First Lien Indebtedness that is permitted hereunder), and (iii) Permitted Holdings Indebtedness.

(b)           With respect to the Borrower and the Subsidiaries, engage at any time in any business or business activity other than a Permitted Business.

(c)           Enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculation purposes.

SECTION 6.09.      Other Indebtedness and Agreements.  (a)  Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of any Loan Party is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to any Loan Party or the Lenders; provided that, without limiting the foregoing, waivers, supplements, modifications, amendments, terminations and releases made in accordance with the Intercreditor Agreement shall be permitted hereunder.

(b)           Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness that is subordinated to the Obligations, including the Subordinated Notes.

SECTION 6.10.      Capital Expenditures.  Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries to exceed (a) in the case of other than by the Foreign Target, $6,000,000 in any fiscal year; provided that the amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2005, shall be increased (but not decreased) by (i) the amount of unused Capital Expenditures permitted pursuant to this clause (a) for the immediately preceding fiscal year less (ii) an amount equal to unused Capital Expenditures under this clause (a) carried forward to such preceding fiscal year, and (b) in the case of the Foreign Target, $10,000,000 (unless otherwise reduced by the amount of Asset Sales to the Foreign Target pursuant to Section 6.05(b)(i)) per each fiscal year 2006, 2007 and 2008 (provided, that the amount of Capital Expenditures incurred pursuant to this clause (b) shall not exceed $25,000,000 (unless otherwise reduced by the amount of Asset Sales to the Foreign Target pursuant to Section 6.05(b)(i)) at any time outstanding during the term of this Agreement).

SECTION 6.11.      [Intentionally Omitted].

SECTION 6.12.      Senior Leverage Ratio.  On or after December 31, 2006, permit the Senior Leverage Ratio on the last day of any fiscal quarter during any period set forth below to be greater than the ratio set forth opposite such period below:

Period	Ratio
December 31, 2006	5.50 to 1.00
March 31, 2007	5.50 to 1.00
June 30, 2007	5.75 to 1.00
September 30, 2007	5.50 to 1.00
December 31, 2007	5.00 to 1.00
March 31, 2008	4.75 to 1.00
June 30, 2008	4.50 to 1.00
September 30, 2008	4.25 to 1.00
December 31, 2008	4.00 to 1.00
March 31, 2009 through December 31, 2009	3.25 to 1.00
Thereafter	3.00 to 1.00

SECTION 6.13.      [Intentionally Omitted].

SECTION 6.14.      Fiscal Year.  With respect to Holdings or the Borrower, change its fiscal year-end to a date other than December 31.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.  In case of the happening of any of the following events (“Events of Default”):

(a)           any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)           default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)           default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
(d)           default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;
(e)           default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days following the earlier of

(i) knowledge thereof by a Responsible Officer of a Loan Party and (ii) written notice thereof by the Administrative Agent or any Lender to a Loan Party;
(f)            Holdings, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and provided, further, an Event of Default under and as defined in the First Lien Credit Agreement (a “First Lien Event of Default”) shall not constitute an Event of Default under this paragraph until the earlier to occur of (x) a period of 90 days has elapsed following notice of such First Lien Event of Default from the administrative agent or any lender under the First Lien Credit Agreement to the Borrower, or from the Borrower to such administrative agent or any such lender, and (y) the acceleration of the maturity of any of the loans or the termination of any of the commitments under the First Lien Credit Agreement as a result of such First Lien Event of Default;
(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)           Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
(i)            one or more judgments for the payment of money in an aggregate amount in excess of $6,000,000 (excluding therefrom any amount covered by insurance as to which the applicable insurer has acknowledged in writing its obligation to cover) shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;
(j)            an ERISA Event described in clause (b) of the definition thereof shall have occurred or any other ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $6,000,000;
(k)           any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its Guarantee (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
(l)            any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority (subject to the Lien priorities set forth in the Intercreditor Agreement and except as otherwise expressly provided in this Agreement or such Security Document) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the First Lien Collateral Agent, as bailee for the Collateral Agent pursuant to the Intercreditor Agreement, to maintain possession of certificates representing Equity Interests pledged under the Guarantee and Collateral Agreement; or
(m)          there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event the following action may be taken, in each case subject to the terms of the Intercreditor Agreement: the Administrative Agent may, and at the request of the Required Lenders shall, declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document (other than the Intercreditor Agreement) to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity; and in any event with respect to Holdings or the Borrower described in paragraph (g) or (h) above, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document (other than the Intercreditor Agreement) to the contrary notwithstanding, and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available to a secured party under the Security Documents or applicable law or in equity.  The Required Lenders may, by notice to the Administrative Agent, rescind an acceleration of the Loans described in the first clause above in this paragraph.

Notwithstanding anything to the contrary contained in this Section 7.01, in the event the Borrower fails to comply with any financial covenant contained in Section 6.12 Holdings shall have the right, no later than ten (10) Business Days after the delivery of the financial statements and certificates required by Section 5.04(a) or (b), as applicable, with respect to such applicable fiscal quarter, to issue Cure Securities for cash in an aggregate amount not in excess of the lesser of (x) the minimum amount necessary to cure the relevant failure to comply with such financial covenant and (y) $15,000,000, the net cash proceeds of which shall be contributed to the common equity capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), such financial covenant shall be recalculated giving effect to the following pro forma adjustments:

(n)           Consolidated EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring such financial covenant and not for any other purpose under this Agreement (for the avoidance of doubt, Consolidated EBITDA shall only be adjusted for the purposes of the quarterly tests pursuant to Section 6.12 and shall not be increased for purposes of determining any other covenant or definition which incorporates such covenants), by an amount equal to the Cure Amount;
(o)           if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of such financial covenant, the Borrower shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant which had occurred shall be deemed not to have occurred in the first instance for all purposes of this Agreement and the Loan Documents;
(p)           to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenants set forth in Section 6.12 for the period with respect to which such Compliance Certificate applies; and
(q)           to the extent a fiscal quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such initial fiscal quarter;

provided that the Cure Rights shall not be exercised more than twice in any four quarter period.

Notwithstanding anything herein to the contrary, the lien and security interests granted to the Administrative Agent or the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent or the Collateral Agent thereunder are subject to the terms of the Intercreditor Agreement.

ARTICLE VIII

THE AGENTS AND THE ARRANGER

Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized by the Lenders to execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.  The Lenders acknowledge and agree that the Administrative Agent shall also act, subject to and in accordance with the terms of the Intercreditor Agreement, as administrative agent for the lenders under the First Lien Credit Agreement.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or any of their respective Affiliates as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent or the Collateral Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as any Agent or any of its Affiliates in any capacity.  The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation of the Administrative Agent or the Collateral Agent, the Required Lenders shall have the right to appoint a successor, subject to the Borrower’s approval (not to be unreasonably withheld or delayed) so long as no Default or Event of Default shall have occurred and be continuing.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.  Notwithstanding the foregoing, at the election of the Agent, the Agent may resign from its agency capacity as set forth above and retain its duties solely as paying agent (in such capacity, the “Paying Agent”) with respect to the receipt and payment of funds hereunder.  In such event, the Paying Agent shall be entitled to all of the rights and benefits afforded to the Administrative Agent under the terms of this Article VIII.

The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement or any other Loan Document.

Each Lender acknowledges that it has, independently and without reliance upon the Agents, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.      Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)           if to Holdings or the Borrower, to it at True Temper Sports, Inc., 8275 Tournament Drive, Suite 200, Memphis, TN 38125, Attention of President and Chief Financial Officer (Fax No. (901) 746-2162), with a copy to Andrew Mattei, Esq.  at Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, NY 10019 (Fax No.  (212) 849-5572);
(b)           if to the Administrative Agent or the Collateral Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Loan Services Manager (Fax No. (212) 325-8304); and

(c)           if to a Lender, to it at its address (or fax number) set forth in the Lender Addendum or the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02.      Survival of Agreement.  All covenants, agreements, representations and warranties made by Holdings or the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arranger or any Lender.

SECTION 9.03.      Binding Effect.  This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.      Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)           Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) other than any assignment of Loans to a Lender or an Affiliate or Related Fund of a Lender, (ii) the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) other than any assignment of Loans to a Lender or an Affiliate or Related Fund of a Lender; provided that the consent of the Borrower shall not be required to any such assignment during the continuance of any Event of

Default, (iii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment) and shall be in an amount that is an integral multiple of $1,000,000 (or the entire remaining amount of such Lender’s Commitment), unless otherwise agreed by the Administrative Agent, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent, which shall initially be the settlement system of ClearPar, LLC, or (B) manually executed and delivered together with a processing and recordation fee of $3,500) and (v) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and the written consent of the Administrative Agent, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)            Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans (in each case to the extent participated in by such participant), extending any scheduled principal payment date or date fixed for the payment of interest on the Loans (in each case to the extent participated in by such participant), increasing or extending the Commitments (in each case to the extent participated in by such participant) or releasing any Guarantor or all or any substantial part of the Collateral).

(g)           Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)           Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender and, in the case of any Lender that is a fund that invests in bank loans, such Lender may pledge all or any portion of its rights under this Agreement to any holder of, trustee for, or other representative of any holders of, obligations owed or securities issued by such fund as security for such obligations or securities; provided that no such assignment or pledge described in this clause (h) shall release a Lender from any of its obligations hereunder or substitute any such assignee or pledgee for such Lender as a party hereto.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)            Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.      Expenses; Indemnity.  (a)  Holdings and the Borrower agree, jointly and severally, to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent and the Arranger in connection with the syndication of the credit facility provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Arranger or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including in each case the fees and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees and disbursements of any counsel for the Administrative Agent or the Collateral Agent and one other transaction counsel acting on behalf of the Arranger and the Lenders, together with any other local and special counsel reasonably required in connection with such enforcement or protection.

(b)           Holdings and the Borrower agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, the Arranger, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereunder or thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by Holdings, the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings, the Borrower or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related costs and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from primarily the gross negligence, willful misconduct or bad faith of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such losses, claims, damages, liabilities or related costs and expenses previously received by such Indemnitee shall be promptly reimbursed by such Indemnitee).

(c)           To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent or the Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Arranger in its capacity as such.

For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d)           To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions or the other transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Arranger or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.      Right of Setoff.  If an Event of Default shall have occurred and be continuing, subject to the terms of the Intercreditor Agreement, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or the Borrower against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.      Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.      Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of or prepayment premium on, or extend the maturity of or any date for the payment of scheduled principal of (subject to the last sentence of the first paragraph of Article VII) or any prepayment premium on or any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section or the percentage set forth in the definition of the term “Required Lenders,” or release any Guarantor (other than in accordance with the terms of the Guarantee and Collateral Agreement), without the prior written consent of each Lender adversely affected thereby, (iv) release all or substantially all of the Collateral without the prior written consent of each Lender or (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.09.      Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.      Entire Agreement.  This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Except as otherwise provided in Section 9.19, nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral

Agent, the Arranger and the Lenders ) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.      Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.      Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement or of a Lender Addendum by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.      Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.      Jurisdiction; Consent to Service of Process.  (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against either Holdings or the Borrower or its properties in the courts of any jurisdiction.

(b)           Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.      Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to a prior or contemporaneous agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Holdings, the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees not to use any Information except for evaluating the performance of Holdings, the Borrower and the Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents.  For the purposes of this Section, “Information” shall mean all information received from Holdings or the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by Holdings or the Borrower; provided that, in the case of Information received from Holdings or the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.  Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, each of the parties hereto agrees that each other party hereto (and each of its employees, representatives or agents) are permitted to disclose to any persons, without limitation, the tax treatment and tax structure of the Loans and the other transactions contemplated by the Loan Documents and all materials of any kind (including opinions and tax analyses) that are provided to the Loan Parties, the Lenders, the Arranger or any Agent related to such tax treatment and tax aspects.  To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information or any other term or detail not related to the tax treatment or tax aspects of the Loans or the transactions contemplated by the Loan Documents.

SECTION 9.17.      Delivery of Lender Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

SECTION 9.18.      USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable to identify Holdings and the Borrower in accordance with the USA PATRIOT ACT.

SECTION 9.19.      Intercreditor Agreement.  Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender.  The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRUE TEMPER CORPORATION

By:
Name.
Title:

TRUE TEMPER SPORTS, INC.

By:
Name:
Title:

(signatures continue on next page)

CREDIT SUISSE, CAYMAN ISLANDS
BRANCH, individually and as Administrative
Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO TRUE TEMPER SPORTS, INC. SECOND LIEN CREDIT AGREEMENT DATED AS OF THE DATE FIRST ABOVE WRITTEN

NAME OF LENDER:

By:
Name:
Title: